Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement of Sharing Services Global Corporation on Form S-1A that was filed on May 24, 2024, of our Report of Independent Registered Public Accounting Firm, dated June 23, 2023, on the Balance Sheets of Sharing Services Global Corporation, as of March 31, 2023 and 2022, and the related Statements of Operations, Changes in Stockholders’ Deficit, and Cash Flows for the years then ended, which appear in such Registration Statement.

We also consent to the use of our name under the caption “Experts.”

Ankit Consulting Services, Inc.

Rancho Santa Margarita, California

May 24, 2024